                                                                EXHIBIT 99.16(b)


                  NEW JERSEY MUNI CLASS B (8/31/90-01/31/91)
                       AVERAGE ANNUAL AND TOTAL RETURNS

                                  SINCE       SINCE
                                INCEPTION   INCEPTION
                                AVG ANNUAL    TOTAL
                                  RETURN     RETURN*
                                ----------  ----------

Initial investment               $1,000.00   $1,000.00

Dividend by Net Asset Value          10.00       10.00
                                ----------  ----------
Equals Shares Purchased             100.00      100.00

Plus Shares Acquired through
   Dividend Reinvestment              2.66        2.55
                                ----------  ----------
Equals Shares held
   at 01/31/91                      102.66      102.55

Multiplied by Net Asset
   Value at 01/31/91                 10.26       10.26
                                ----------  ----------
Equals Ending Value before
    deduction for contingent
    deferred sales charge         1,053.30    1,052.20


Less deferred sales charge          (41.10)       0.00
                                ----------  ----------
Equals Ending Redeemable
   Value of a $1,000
   Investment (ERV)              $1,012.20   $1,052,20
                                ----------  ----------
Divided by $1,000 (P)               1.0122      1.0522

Subtract 1                          0.0122      0.0522

Expressed as a percentage
   equals the Aggregate Total
   Return for the Period (T)         1.22%
                                ==========

Expressed as a percentage
   equals the Aggregate Total
   Return for the Period                         5.22%
                                            ==========
ERV divided by P                   1.0122

Raise to the power of              2.3856

Equals                             1.0294

Subtract                           0.0294

Expressed as a percentage
  equals the Average
  Annualized Total Return           2.94%
                                =========

* Does not include sales charge for the period.

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     30 DAYS STANDARDIZED YIELD FOR PERIOD
      DURING JANUARY 31, 1991


      NEW JERSEY MUNICIPAL BOND CLASS B
Long term income generally based on yield to
   maturity times market value of each security       $    184,043

Plus short term income accrued for the past
   thirty days                                               8,312
                                                      ------------
Equals Total Income                                        192,356

Less expenses for the past thirty days                     (22,740)
                                                      ------------
Equals net monthly income for yield calculation            169,615
                                                      ------------
Average shares outstanding for 30 days                   3,194,074

Times the Net Asset Value                                    10.24
                                                      ------------
Equals total dollars                                  $ 32,707,315
                                                      ============

Net monthly income divided by total dollars equals     0.005185849

Add 1                                                  1.005185849

Raise to the power of 6                                1.031521289

Subtract 1                                             0.031521289

Times 2                                                0.063042577

Expressed as a percentage equals the
  standardized yield for 30 day period                       6.30%
                                                            ======

Tax Rate                                                     0.31%

X = 1 minus Tax Rate                                         0.69%

Standardized Yield divided by X equals
  Tax Equivalent Yield for 30 day period                     9.13%
                                                            ======